Exhibit 14.1

March 4, 2021

Banco Santander México, S.A., Institución de Banca Múltiple,
Grupo Financiero Santander México
Avenida Prolongación Paseo de la Reforma No. 500 Colonia Lomas de Santa Fe

Delegación Álvaro Obregón 01219 México City

Re: Related Party Transactions Item 7.B.2. Form 20-F

Ladies and Gentlemen:

I am the General Legal Director of Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, a sociedad anónima organized and existing under the laws of the United Mexican States (the “Company”), and have acted as counsel to the Company in connection with the reportable related-party transactions under Item 7.B.2 of Form 20-F. This opinion is being furnished to you pursuant to Instruction 3 to Item 7.B. of Form 20-F.

The Company is duly organized and validly existing and holds the proper authorization to operate as a credit institution (institución de banca múltiple), organized and existing under the laws of the United Mexican States.

Pursuant to the foregoing, the Company is subject to the Mexican banking laws, rules and regulations, and in particular the Credit Institutions Law (Ley de Instituciones de Crédito) (“LIC”). The Company is also under the supervision of the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (the “CNBV”) as well as the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público).

In connection with the foregoing, I have reviewed the laws, rules and regulations that I have deemed appropriate, and in this regard, section 142 of the LIC as amended (formerly article 117), prohibits credit institutions from disclosing information on the deposits, services or any other type of operations to any other person other than to the corresponding depositor, creditor, holder or beneficiary or its legal representatives, to any Mexican judicial authority as a result of a subpoena and to tax authorities by request of the CNBV.

Based on the foregoing, I am of the opinion that the Company cannot disclose the information required to be set forth in Item 7.B.2 of Form 20-F, because such disclosure would conflict with the LIC.

This opinion is limited to matters of Mexican law in force on the date hereof. I express no opinion with respect to the law of any other jurisdiction.

This opinion is given as at the date hereof and I disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

Very Truly Yours,

/s/ Fernando Borja Mujica
Name: Fernando Borja Mujica
Title: General Legal Director

[Signature Page to Related Party Transaction Opinion]